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EXHIBIT 24.2



                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Gerber Scientific, Inc.:


We consent to the incorporation by reference of our audit report, dated May 23, 1996, relating to the consolidated balance sheet of Gerber Scientific, Inc. and subsidiaries as of April 30, 1996 and 1995 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1996, and the reference to our firm under the caption "Experts", in the Prospectus contained in this S-8 Registration Statement.


                                   /s/ KPMG Peat Marwick LLP

                                   KPMG PEAT MARWICK LLP


Hartford, Connecticut
April 28, 1997